EXHIBIT 21.1

Vanguard Natural Resources, LLC

OWNERSHIP LIST

as of December 31, 2007

	Place of			Percentage
Entity Name	Incorporation	Owner	Relationship	Ownership

Trust Energy Company, LLC	Kentucky	Vanguard Natural Gas, LLC	Sole Member	100%

Ariana Energy, LLC	Tennessee	Vanguard Natural Gas, LLC	Sole Member	100%

Vanguard Natural Gas, LLC	Kentucky	Vanguard Natural Resources, LLC	Sole Member	100%

VNR Holdings, LLC	Delaware	Vanguard Natural Gas, LLC	Sole member	100%

Vanguard Permian, LLC	Delaware	Vanguard Natural Gas, LLC	Sole Member	100%